For Immediate Release


                COLONIAL COMMERCIAL CORP. REPORTS SECOND QUARTER
                           AND FIRST HALF 2004 RESULTS
                      CITES INCREASE IN REVENUES AND INCOME


HICKSVILLE, New York (August 16, 2004) - Colonial Commercial Corp. ("Colonial") (NASD Bulletin Board: "CCOM," "CCOMP"), today announced its financial results for the second quarter and first half of the year 2004.

For the quarter ended June 30, 2004, revenues increased 51.1% to $16,148,296, compared with revenues of $10,689,646 in the 2003 quarter. These results included RAL Supply Group, Inc. ("RAL"), which was acquired on September 30, 2003, and American/Universal Supply Inc. ("American"), which was a new operation that commenced on or about July 1, 2003, and increased market penetration in the core business of Universal Supply Group, Inc. ("Universal"), Colonial's major subsidiary. Gross margin dollars increased by $1,799,811 over the 2003 period. Gross margins expressed as a percentage of sales increased from 28.05% in 2003 to 29.71% in 2004, primarily due to increases in sales of deluxe higher margin products.

The Company reported net income of $663,505, which included a net income tax benefit of $209,500 compared to net income of $180,819 in the 2003 quarter.

For the six months ended June 30, 2004, revenues increased 50.5% to $28,674,285, compared with revenues of $19,047,329 in the 2003 period. Simultaneously, gross margin dollars increased by $3,144,346 substantially and directly related to the sales increases. Gross margins expressed as a percentage of sales increased from 28.68% in 2003 to 30.02% in 2004, primarily due to increases in sales of deluxe higher margin products.

The Company reported net income of $364,255, which included a net income tax benefit of $129,600, compared to net income of $111,735, which included a net income tax benefit of $91,371 in the 2003 period. The 2004-period included a non-cash charge of $50,940 for stock based compensation, compared to no stock based compensation charge in the 2003 period. Because of seasonal demand, results of first half operations are not indicative of the entire year. The Company expects that it will be profitable for the year 2004 and that profits will exceed 2003 profits.

Colonial recently announced that it had raised $2,550,000 by privately placing an aggregate of 1,020,000 shares of common stock at $1.25 per share, a warrant to purchase 150,000 shares at $3.00 per share, and four and five-year promissory notes due 2008 and 2009 in the aggregate principal amount of $1,275,000. Of these notes, $525,000 principal amount is convertible into common stock at $3 per share. The Company also entered into a $15 million secured loan facility with Wells Fargo Business Credit Inc. The Company used approximately $12,865,000 of the proceeds of this facility to repay its previous senior lender, LaSalle National Bank, and will use the balance for additional working capital.

Bernard Korn, CEO and Chairman of the Company, said, "The funds we have raised and our new loan facility give us the liquidity to take advantage of special purchases and additional discounts, and should enhance the further growth of our Universal, RAL and American subsidiaries. He added, "We believe Colonial's future is promising. Universal, and its affiliates, have had significant increases in sales and operating profits in the past five years. We enjoy a superior reputation among customers, as well as a variety of exclusive and semi-exclusive distribution agreements with manufacturers. Our management is experienced and has the leadership qualities and focus to continue to grow and succeed."

Universal, RAL and American sell multiple heating, cooling, plumbing, in-door air quality and fireplace product lines to commercial and residential contractors. They operate out of 18 locations in New Jersey, New York and Pennsylvania with over 310,000 square feet of warehouse space. They operate four regional training facilities for there employees and their customers' employees, have two engineering operations and five showrooms located in New Jersey, New York and Pennsylvania.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words, "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

                    For further information, please contact:

                    Bernard Korn, Chief Executive Officer or
           James W. Stewart, Chief Financial officer at (516) 681-4647

                          (Financial Highlights Follow)


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                            COLONIAL COMMERCIAL CORP.
                                AND SUBSIDIARIES
                          SELECTED FINANCIAL HIGHLIGHTS
                                   (Unaudited)


                                                        Three Months Ended
                                                        ------------------
                                                      June 30,        June 30,
                                                        2004            2003
                                                        ----            ----


Sales                                              $ 16,148,926    $ 10,689,646

Cost of Sales                                        11,351,064       7,691,595
                                                   ------------    ------------

Gross Profit                                          4,797,862       2,998,051

Operating Expenses                                    4,032,186       2,704,544
                                                   ------------    ------------

Operating Income                                        765,676         293,507

Other Income                                            125,560          55,973
Interest Expense, net                                  (193,137)       (147,883)
                                                   ------------    ------------

Income Before Income Taxes                              698,099         201,597

Income Taxes                                             34,594          20,778
                                                   ------------    ------------

Net Income                                         $    663,505         180,819
                                                   ============    ============

Net Income Per Common Share:
  Basic                                            $       0.22    $       0.11
  Diluted                                          $       0.16    $       0.06

Weighted Average Common Shares Outstanding:
  Basic                                               3,011,554       1,603,794
  Diluted                                             4,081,840       3,068,046

                            COLONIAL COMMERCIAL CORP.
                                AND SUBSIDIARIES

                          SELECTED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

                                                           Six Months Ended
                                                           ----------------
                                                       June 30,       June 30,
                                                        2004            2003
                                                        ----            ----

Sales                                              $ 28,674,285    $ 19,047,329

Cost of Sales                                        20,066,444      13,583,834
                                                   ------------    ------------

Gross Profit                                          8,607,841       5,463,495

Operating Expenses                                    8,131,238       5,255,431
                                                   ------------    ------------

Operating Income                                        476,603         208,064

Other Income                                            182,277         140,131
Interest Expense                                       (373,052)       (298,424)
                                                   ------------    ------------
Income Before Income Taxes                              285,828          49,771

Income Taxes                                            (78,427)        (61,964)
                                                   ------------    ------------

Net Income                                              364,255         111,735
                                                   ============    ============

Net Income Per Common Share:
  Basic                                            $       0.13    $       0.07
  Diluted                                          $       0.09    $       0.04

Weighted Average Common Shares Outstanding:
  Basic                                               2,869,123       1,603,794
  Diluted                                             4,078,661       3,068,046